News Release
Tupperware Brands Corp.
14901 S. Orange Blossom Trail
Orlando, FL 32837
Investor Contact: Jane Garrard (407) 826-4475

Tupperware Brands Appoints Sandra Harris as Chief Financial Officer
ORLANDO, FL., February 26, 2019 - Tupperware Brands Corporation (NYSE:TUP) (the “Company”) today announced the appointment of Cassandra “Sandra” Harris, formerly of VF Corporation, as Executive Vice President and Chief Financial Officer effective April 1, 2019. Harris succeeds Michael “Mike” Poteshman, who recently announced his retirement after a 25-year career with the Company, and who will remain until March 31, 2019 and provide consulting services through September 30, 2019 to ensure an orderly transition.
“We are pleased to welcome Sandra to our team,” said Tricia Stitzel, President and Chief Executive Officer. “Sandra brings decades of executive experience, including at a global retail company where she developed and led impactful financial and strategic initiatives for the organization. Sandra’s proven record of transforming companies through implementing successful operational, technology and supply chain changes will be extremely valuable to Tupperware. We look forward to benefitting from her leadership as we continue to take decisive actions to deliver sustainable growth and long-term shareholder value.”
Stitzel added, “We are grateful to Mike for his valuable contributions and wish him well in retirement.”
Harris joins Tupperware from VF Corporation, an $11.8 billion global corporation with a diverse portfolio of iconic lifestyle brands operating across dozens of geographies, product categories and distribution channels. Throughout her tenure at VF Corporation she held various positions of increasing responsibility including global Vice President and Chief Information Officer. Prior to this role, she served as Chief Financial Officer in the Direct to Consumer and Global Supply Chain divisions, where she was responsible for driving VF Corporation’s strategic and financial imperatives globally and across brands related to direct to consumer, supply chain and shared services. She previously spent more than 10 years at Wilsonart International, Inc., a global manufacturer and distributor of laminates and other surface materials, where following a series of accounting roles, she served as the company’s Group Controller.
Harris began her career at Deloitte & Touche, LLP. She holds a Bachelor of Science in Accounting from Clemson University and is a Certified Public Accountant and Chartered Global Management Accountant.
Tupperware Brands Corporation is the leading global marketer of innovative, premium products across multiple brands utilizing a social selling method through an independent sales force of 3.0 million. Product brands and categories include design-centric preparation, storage and serving solutions for the kitchen and home through the Tupperware brand and beauty and personal care products through the Avroy Shlain, Fuller Cosmetics, NaturCare, Nutrimetics, and Nuvo brands.
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